Exhibit 10.27

inVentiv Health, Inc.
500 Atrium Drive
Somerset, New Jersey  08873
August 6, 2009

Mr. Eran Broshy
88 Central Park West, Apartment 1W
New York, NY 10023

Dear Eran:

This will confirm the understandings reached with the Board of Directors of inVentiv Health, Inc. (the "Company") regarding your reconfirmation as Chairman of the Board of Directors as of August 1, 2009, and your acceptance of such position:

1.  You will be entitled to a retainer at a rate of $100,000 per annum for so long as you serve as Chairman and per meeting fees at the rates paid to other members of the Board of Directors.

2.  For so long as you serve as Chairman, you will be entitled to participate in any health care or dental care plans, policies or arrangements which the Company maintains in accordance with the written terms of such plans, policies or arrangements.

3.  You will be eligible to receive equity grants on the same terms as other non-employee members of the Board of Directors.  Accordingly, you shall be awarded a grant on or about August 12, 2009 having a value determined in accordance with FAS 123R of $360,000 vesting in equal installments on the first four anniversaries of the grant date, which grant shall be subject to the terms of the Company's 2006 Long-Term Incentive Plan and the Company's standard grant documentation.

4.  Vesting of your previously awarded equity grants will no longer be subject to acceleration based on any acceleration events specified in the Employment Agreement dated as of June 11, 2009 between the Company and you (the "Employment Agreement") other than, for so long as you continue to serve as a director, a Change in Control (as defined therein), death or Disability (as defined therein).  In addition, however, to the extent the stock options and restricted awards granted to you prior to the date hereof would have vested had you remained a director of the Company on June 14, 2011, such vesting shall be accelerated if (a) you are not renominated to the Board of Directors, other than for Cause or by reason of your refusal to be renominated, and (b) as a result your service as a director terminates prior to June 14, 2011.  For purposes hereof, "Cause" shall have the meaning, and shall be determined, as set forth in the Consulting Agreement dated as of the date hereof between the Company and you.

Please execute this letter where indicated below to confirm your agreement with the foregoing.

Very truly yours,
INVENTIV HEALTH, INC.

by           /s/ Per G.H. Lofberg
Name:  Per G.H. Lofberg
Title:  Member, Compensation Committee of theBoard of Directors

by           /s/ Mark Jennings
Name:  Mark Jennings
Title:  Member, Compensation Committee of theBoard of Directors

AGREED:

/s/ Eran Broshy
Name:  Eran Broshy